EXHIBIT 99.1

Sanomedics Announces Initial Purchase of Nearly 100 Caregiver(R) TouchFree(TM) Clinical Thermometers to Help Fight Against EBOLA at the Nation's Airports

MIAMI, Oct. 10, 2014 (GLOBE NEWSWIRE) -- Sanomedics International Holdings, Inc. (OTCQB:SIMH); "Sanomedics" or the "Company"); a medical technology holding company that focuses on providing game changing products, services and ideas, announced today that the Company's Thermomedics, Inc. division has shipped the first group of devices to Atlanta Headquarters of the Center for Disease Control ("CDC") for immediate distribution to selected ports of entry, where touch-free temperatures are destined to identify fevers in arriving travelers from at-risk countries.

Keith Houlihan, President of Sanomedics, noted that "Caregiver TouchFree™ Thermometers are uniquely suited to this type of highly infectious virus, since the method of transfer is via contact with body fluids and contaminated substances from the victims."

He added that "Thermomedics is pleased to be able to supply this revolutionary instrument for use in the battle against the current threat to the nation's health and security. Using no probe covers and patient contact means that there is less contaminated waste attributable to the temperature screening process."

During a television interview Thursday on Miami's local Fox affiliate WSVN, Houlihan mentioned that authorities have been quick to recognize the technology's accuracy, safety, and strong clinical documentation.

Thermomedics' VP of Marketing and Sales, Ron Benincasa, indicated that the speed of the process (1-2 seconds), simplicity of technique (point and press one button), and protection of the temperature-takers make this an ideal tool in this urgent effort.

The Company has dramatically increased production requirements to meet the escalating demand for the Caregiver, not only for the CDC needs, but in response to the growing adoption of these devices in healthcare facilities across the United States.

About Sanomedics International Holdings, Inc.

Sanomedics International Holdings, Inc. (OTCQB:SIMH) is a medical technology holding company that focuses on game changing products, services and ideas -- a place where physicians, entrepreneurs, and medical companies can work together to drive innovative technologies through concept, development, and ultimately commercialization. Sanomedics plans to grow existing business organically and through strategic acquisitions specifically relating to healthcare technology and services.

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Also be sure to follow Sanomedics on Twitter https://twitter.com/sanomedics and tweet us (@Sanomedics) your questions and comments. We would love to hear from you!

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Forward Looking Statements

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties (for example, the risk that the acquisition is not consummated), and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The Company's periodic filings with the Securities and Exchange Commission should be viewed for a complete understanding of risk and uncertainty.

Keith Houlihan

305-433-7814

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Sanomedics Announces That Their Caregiver(R) No-Touch Thermometers Have Been Enlisted in the Fight Against EBOLA

MIAMI, Oct. 14, 2014 (GLOBE NEWSWIRE) -- Sanomedics International Holdings, Inc. (OTCQB:SIMH), announced today that the Company's Caregiver® TouchFreeTM InfraRed Thermometers help to reduce contagion risk for health workers in hospitals, clinics and other healthcare facilities across the country. The devices have also begun service at major U.S airports for Ebola screening of passengers traveling from high risk locations. The Company's Thermomedics, Inc. division is distributing the thermometers across the healthcare spectrum.

During a television interview Sunday on NY1 News, Keith Houlihan, Sanomedics' Founder and President, mentioned that authorities have been quick to recognize the technology's strong clinical documentation, accuracy and safety. He noted that "unlike industrial and consumer infrared thermometers, Caregiver® is FDA-cleared as a clinical thermometer for use by medical professionals. Our Thermometers are uniquely suited to this type of highly infectious virus, since the method of transfer is via contact with body fluids and contaminated substances from the victims."

Thermomedics' VP of Marketing and Sales, Ron Benincasa, indicated that the speed of the process, the simplicity of technique (one-button operation), and the protection of the temperature-takers make this an ideal tool in this urgent effort. Besides the efforts at airports, Caregiver is being used in hospitals and clinics around the world.

Keith Houlihan's television interview with NY1 News on Sunday, October 12, 2014, covering the screening of arriving passengers at New York's JFK International Airport.

To view this interview, visit:

http ://vvww. nyl. com/content/lifestyles/health and medicine/217153/no-touch-thermometers-aim-to-reduce-risk-for-health-workers/

The Company's Caregiver TouchFreeTM InfraRed Thermometers were also featured in this CNN report on airport screening for the Ebola virus.

To view this interview, visit:

http://www.cnn.com/2014/10/11/health/ebola/

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About Sanomedics International Holdings, Inc.

Sanomedics International Holdings, Inc. (OTCQB:SIMH) is a medical technology holding company that focuses on game changing products, services and ideas -- a place where physicians, entrepreneurs, and medical companies can work together to drive innovative technologies through concept, development, and ultimately commercialization. Sanomedics plans to grow existing business organically and through strategic acquisitions specifically relating to healthcare technology and services.

Sign up for Sanomedics email news alert system today at: http://ir.stockpr.com/sanomedics/email-alerts.

Follow Sanomedics on Twitter https://twitter.com/sanomedics and tweet us (@Sanomedics) your questions and comments. We would love to hear from you!

Forward Looking Statements

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties (for example, the risk that the acquisition is not consummated), and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The Company's periodic filings with the Securities and Exchange Commission should be viewed for a complete understanding of risk and uncertainty.

CONTACT:

Keith Houlihan

Sanomedics International Holdings, Inc.

info@Sanomedics.com

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